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                                                                     Exhibit 4.1

                                                                  EXECUTION COPY

                                VOTING AGREEMENT


         VOTING AGREEMENT, dated May 2, 2000 (the "Agreement"), by and among Berwind Group Partners, a Pennsylvania partnership ("Investor"), MLGA Fund II, L.P., a Delaware limited partnership ("MLGA") and Thomas L. Auth, an individual ("Auth").

                                   Background

         A. SLC Technologies, Inc. ("SLC") and ITI Technologies, Inc. ("the Company") have entered into an Agreement and Plan of Merger dated as of September 28, 1999, as amended (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Pursuant to the Merger Agreement, SLC will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"), and each issued and outstanding share of capital stock of SLC shall be converted into and exchanged for 15.17064 shares of ITI Common Stock.

         B. In accordance with the terms of the Merger Agreement, the Board of Directors of the Company has the right to designate two individuals who are members of the Board of Directors of the Company prior to the Effective Time to serve as directors of the Surviving Corporation . The Company has designated Auth and Perry J. Lewis ("Lewis") to serve as directors on the Board of Directors of Surviving Corporation immediately after the Effective Time.

         C. Investor is the sole shareholder of SLC and, after the Merger, Investor will own in excess of 60% of the issued and outstanding shares of ITI Common Stock. In connection with the Merger, Investor has agreed to vote its shares of ITI Common Stock in favor the election of certain individuals as directors of the Surviving Corporation in accordance with the terms of this Agreement.

                                      Terms

         In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Representations, Warranties and Covenants of Investor. Investor represents and warrants that it has the requisite legal right, power and authority to enter into this Agreement and to perform its obligations hereunder without the need for the consent of any other person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of it enforceable against Investor in accordance with the terms hereof.

         2. Representations, Warranties and Covenants of MLGA. MLGA represents and warrants that it has the requisite legal right, power and authority to enter into this Agreement
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and to perform its obligations hereunder without the need for the consent of any other person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of MLGA enforceable against it in accordance with the terms hereof.

         3. Representations, Warranties and Covenants of Auth. Auth represents and warrants that he has the requisite legal right, power and authority to enter into this Agreement and to perform his obligations hereunder without the need for the consent of any other person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Auth enforceable against him in accordance with the terms hereof.

         4. Directors and Voting Agreements. Subject to Sections 5, 6 and 7 hereof, Investor agrees that until the second anniversary of the Closing Date it will vote all shares owned by it (including executing and delivering written consents) for the following individuals as directors of the Surviving
Corporation: (a) Auth, who will serve as Chairman of the Board of Directors of the Surviving Corporation, and (b) Lewis, but only so long as he and his Controlled Affiliates collectively own (beneficially and of record) at least 25% of the shares of ITI Common Stock collectively owned by him and his Controlled Affiliates on the date hereof. As used herein, "Controlled Affiliate" means MLGA, MLGAL Partners, L.P., John A. Morgan and Sangwoo Ahn.

         5. Right to Fill Certain Vacancies in Surviving Corporation's Board. In the event that a vacancy is created on the Board of Directors of the Surviving Corporation during the two-year period commencing on the Closing Date by the death, disability, retirement, resignation or removal for Cause of a director specified in Section 4 (or a successor thereto appointed pursuant to this Section 5), Investor will promptly to consent in writing or vote or cause to be voted all of the shares of ITI Common Stock owned by it to and will cause the directors elected by it to (a) in the case of a vacancy left by Auth, to elect an individual designated by the majority of the individuals who were directors of the Company immediately prior to the Effective Time to fill such vacancy and serve as a director and (b) so long as MLGA meets the ownership test of Section 4(b), in the case of a vacancy left by Lewis, to elect an individual designated by MLGA to fill such vacancy and serve as a director.

         6. Transfer of Shares by Investor. If Investor transfers any shares of ITI Common Stock that it receives in connection with the Merger, then Investor shall cause such transferee to execute a joinder to this Agreement whereby the transferee agrees to be bound to the same terms of this Agreement to which Investor is bound.

         7. Right to Remove Directors. Notwithstanding Section 4, Investor may take all action necessary to remove a director specified in Section 4 (or a successor thereto appointed pursuant to Section 5 hereof) if Cause (defined below) exists for such removal. As used herein, "Cause" means (i) theft, misappropriation or embezzlement of the funds of the Surviving Corporation or
(ii) conviction of any felony, crime involving fraud or misrepresentation, or of any other crime the effect of which is likely to adversely affect on the Surviving Corporation;

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provided, however, that Investor shall not vote its shares of ITI Common Stock to remove for cause the directors designated in Section 4 unless a majority of the entire Board of Directors of the Surviving Corporation affirmatively determines that, in good faith, such director was guilty of the type of conduct set forth above and specifying the particulars thereof in reasonable detail. In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board of Directors of the Surviving Corporation.

         8. Termination. This Agreement will terminate on the second anniversary of the Closing Date.

         9. Amendment and Modification. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties hereto.

         10. Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

         11. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law.

         12. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         13. Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

         14. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         15. Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the

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parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

         16. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           BERWIND GROUP PARTNERS


                                           By:  /s/ BRUCE J. MCKENNEY
                                              ---------------------------------
                                           Name: Bruce J. McKenney
                                           Title:   Senior Vice President


                                           /s/ THOMAS L. AUTH
                                           ------------------------------------
                                           Thomas L. Auth


                                           MLGA FUND II, L.P.

                                           By:  MLGAL PARTNERS, L.P.,
                                              ---------------------------------
                                                its general partner


                                           By:  /s/ PERRY J. LEWIS
                                              ---------------------------------
                                           Name:
                                           Title:



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